EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement of Dendreon Corporation that is made a part of the Registration Statement (Form S-4) and related Prospectus of Dendreon Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 31, 2003 (except for Note 13, as to which the date is February 24, 2003), with respect to the financial statements of Dendreon Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Seattle, Washington

March 27, 2003